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EXHIBIT 11




                            CONSULIER ENGINEERING, INC.

                         COMPUTATION OF EARNINGS PER SHARE
                             PRIMARY AND FULLY DILUTED


                         Three Months Ended       Nine Months Ended
                            September 30,            September 30,
                          1996       1995          1996       1995
                         ------------------       -----------------


Net income             $  435,313  $  218,130   $  967,237   $  697,578
                       ==========  ==========   ==========   ==========


Shares used in
    computation:


Weighted average
    number of
    common shares
    outstanding         2,499,495   2,520,211    2,501,190    2,521,627

Common stock
   equivalents
   from assumed
   issuances using
   the treasury
   stock method -

Stock options and
   warrants                13,191     155,698       13,191      152,057

Primary and fully
   diluted earnings
   per share            2,512,686   2,675,909    2,514,381    2,673,684
                       ==========  ==========   ==========   ==========



Primary and fully
   diluted earnings
   per share           $      .17  $      .08   $      .38   $      .26
                       ==========  ==========   ==========   ==========





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